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                                 Exhibit 10z
                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made this 4th day of November, 1993 and becomes effective at the close of business on the 5th day of November, 1993 ("Effective Date"), between INFORMATION RESOURCES, INC., a Delaware corporation (the "Company"), and George R. Garrick ("Employee").

     WHEREAS, the Company desires to employ Employee in an executive capacity on the terms and subject to the conditions set forth in this Agreement and Employee desires to accept such employment with the Company on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Employee represents and warrants that, as of the Effective Date hereof, he has terminated his employment with A.C. Nielsen Company and any affiliates thereof as of the close of business on the Effective Date and that he is not restricted in any manner whatsoever from entering into this Agreement or performing any of his obligations hereunder, including without limitation his employment duties described in Article I below, or engaging in any activities competitive with those of A.C. Nielsen or any of its affiliates except as set forth in that certain Agreement dated June 28, 1993 ("June 28th Agreement"); and

     WHEREAS, Employee represents and warrants that he has not signed or otherwise entered into any agreements or contracts not to compete or, to the best of his knowledge, has not, except as reflected in the June 28th Agreement, made other arrangements which will hamper, limit or restrain in any way Employee's ability to carry out the employment duties stated in this Agreement; and

     WHEREAS, Employee represents and warrants that the Company has not requested that he disclose or cause to be disclosed any trade secrets or confidential information, as those terms are defined under the Illinois Trade Secrets Act, that Employee obtained in his prior employment, and that Employee states that he will not and does not intend to disclose or cause to be disclosed to the Company any trade secrets or confidential information he obtained during his prior employment.

     Therefore, in consideration of the foregoing and of the mutual covenants of the Company and Employee set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, the parties agree as follows:
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                                   ARTICLE I

                             Employment and Duties


     1.  Employment Duties.   The Company agrees to employ Employee, and he
agrees to serve the Company, on a full time basis in an executive capacity, according to the terms and subject to the conditions hereinafter set forth. During his employment hereunder, Employee shall devote his best efforts and all of his normal business time and attention (excluding vacation and sick leave provided herein) to the business of the Company and its affiliated companies. The initial assignment of Employee shall be as President and Chief Executive Officer of the Company, North America, Group (an operating unit to be formed promptly after the Effective Date, subject to all proper corporate action to effect the same). His duties, as of the Effective Date, will be to manage all aspects of the Company's information business in North America, comprising the existing U.S. operations and the development of operations in Canada and Mexico. Thereafter, the Company may reassign Employee to a position of comparable responsibility and stature; provided, however, that in the event Employee is reassigned to a position which, in the reasonable opinion of Employee, is not of comparable responsibility and stature, then Employee shall have the right, exercisable within 30 days of such reassignment, to have this Agreement be considered to be terminated without cause by the Company.

     1.1   Place of Employment.   Employee shall be based at the offices of the
Company at Chicago, Illinois. Employee may be required to perform ordinary business travel consistent with the responsibilities of his office.

     1.2 Date of Employment. Employee's employment hereunder shall begin on the Effective Date; provided, however, that Employee need not report to work until December 15, 1993.


                                  ARTICLE II

                                 Compensation

     2.  Compensation.    The Company agrees to compensate Employee for the
services rendered by him during his employment hereunder as follows:

     2.1  Base Salary.   The Company shall pay Employee a base salary at the
rate of Two Hundred Seventy Five Thousand Dollars ($275,000.00) per year. Thereafter, the Company shall increase Employee's base salary (i) by not less than six percent (6%) on each annual anniversary of the Effective Date and (ii) by such additional amount so that Employee, during the Employment Term

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(as hereinafter defined in paragraph 3.0) will receive a base salary not less than the base salary received by any other chief executive officer of each Group of the Company. The base salary shall be payable in accordance with the practices followed by the Company with respect to its other senior executives.

     2.2  Bonus or Incentive Compensation.   The Company shall award Employee
bonus or incentive compensation as provided under any applicable present or future incentive compensation plan of the Company, or, in the absence of any such plan, such bonus or incentive compensation as senior management of the Company deems appropriate in light of the amount of bonus or other incentive compensation awarded by the Company to other executives in comparable positions to Employee.

     2.3  Stock Options.   Employee is hereby granted 255,000 options under the
Company' Executive Stock Option Plan, 155,000 of which will have an exercise price of $.01 per share, and 100,000 of which will have an exercise price equal to the closing bid price on NASDAQ on the Effective Date (hereinafter "FMV"), vesting and becoming fully exercisable into freely tradable shares of the Common Stock of the Company, without any restrictions whatsoever except as required by law, as follows:

     A. 155,000 options at $.01 per share

          1. 55,000 vest on July 15, 1994
          2. 50,000 vest on January 15, 1995
          3. 50,000 vest on January 15, 1996

     B. 100,000 options at FMV on date hereof

          1. 1/3 after two years of employment
          2. 1/3 after three years of employment
          3. 1/3 after four years of employment

Such grant will also be governed by the other terms and conditions of the Plan as administered by the Executive Stock Option Plan Committee, and will be further evidenced by a separate Option Agreement to be entered into as soon as practicable after the Effective Date and on terms and conditions consistent herewith, and if not so entered into, this Agreement and the Executive Stock Option Plan shall alone control the granting and exercise of the stock options hereunder. In addition, the Company will, at Employee's written request any time during the Employment Term and for three (3) years thereafter, purchase from Employee any or all of the shares issued upon exercise of the above-noted options, at FMV. In the event the terms and conditions of this Agreement conflict or are inconsistent with the terms and conditions of the Executive Stock Option Plan or the Options Agreement, this Agreement shall control and govern.

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     In the event the Company terminates Employee's employment hereunder, with or without cause, all unvested options held by Employee shall be deemed to be fully vested as of the date such notice of termination is given to Employee, and all options shall be exercisable for a period of three years from the effective date of termination if terminated without cause and for a period of ninety (90) days from the effective day of termination if terminated with cause.

          2.4  Loan.   The Company agrees to loan Employee, on the Effective
Date, the sum of One Million Two Hundred Thousand Dollars ($1,200,000), interest free, to be repaid during the Employment Term as follows:

               A. $400,000 due December 31, 1994
               B. $400,000 due December 31, 1995
               C. $400,000 due December 31, 1996

In the event that Employee's employment hereunder terminates prior to December 31, 1996, the outstanding balance of the loan shall be due and payable 30 days after the termination date. Employee agrees to execute a promissory note evidencing the above-described loan, collateralized by his equity in the stock options granted hereunder.

          2.5 Employee Benefit Plans. Employee shall participate in all employee benefit plans (including health and welfare plans, life insurance, disability, and vacation allowances) generally applicable to comparable executives of the Company, as those plans may be in effect from time to time. employee shall be credited under such plans and any other benefits with 12 years of prior employment as an executive. Employee shall be entitled to all other benefits provided to comparable executives of the Company in accordance with the Company's then prevailing practices concerning such benefits.


                                  ARTICLE III

                      Term of Employment and Termination

     3.0 Term of Employment. The employment of Employee under this Agreement shall commence on the Effective Date for an initial term of four (4) years ("Initial Term") and shall thereafter continue indefinitely unless duly terminated by either party (the Initial Term and any term of this Agreement thereafter are collectively referred to herein as the "Employment Term").

     3.1  Termination Without Cause.

     (a) The Company may terminate Employee's employment hereunder, without cause, at any time during the

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          Employment Term, provided that written notice of such termination is given to Employee at least twelve (12) months prior to the effective date of termination.

     (b) Employee may terminate Employee's employment hereunder, without cause, at any time during the Employment Term, provided that written notice of such termination is given the Company at least ninety (90) days prior to the effective date of termination.

     (c) In the event Employee's employment hereunder is terminated without cause, the Company shall pay Employee severance equal to the sum of the following: (i) two (2) years' base salary then in effect, inclusive of base salary increases, (ii) two times the amount of Employee's cash bonus paid in respect of Employee's service for the immediately preceding calendar year, and (iii) two times the cash value (based on a Black Scholes or similar valuation model) of the stock options granted to Employee under the Company's Executive Stock Option Plan for the immediately preceding calendar year.

     3.2  Termination for Cause.  Employee's employment hereunder is also
subject to termination by the Company for "Cause."   "Cause" shall be deemed to
exist under the following circumstances: (i) if Employee refuses or fails or neglects, without reasonable justification by way of either injury or personal hardship giving rise to Employee's permitted absence or personal leave, to substantially perform his material obligations under this Agreement, and Employee fails to rectify such deficiency within thirty (30) days or such additional time period that may be reasonable under the circumstances, after written notice from the Company senior management; (ii) if Employee has developed or pursued interests substantially adverse, or substantially inconsistent with the material fulfillment of his obligations hereunder to the Company and fails to cease such conduct within thirty (30)days, or such additional time period that may be reasonable under the circumstances, after written notice from senior management of the Company; (iii) if Employee is convicted of a criminal act which constitutes a felony under the laws of any state or of the United States; or (vi) if Employee engages in any conduct or activity prohibited by paragraph 4, 5.1 or 5.2 of this Agreement. In the event of termination in accordance with this paragraph 3.2, the Company shall have no further liability in respect of Employee's employment, except to pay the value of any accrued salary or other compensation due Employee on the date of termination, and further provided that the exercise of vested options granted in this Agreement shall be permitted for a period of 90 days following such date of termination.

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                                  ARTICLE IV

                             Restrictive Covenants

     4.0 Restrictive Covenants. Immediately following the date of termination of Employee's employment hereunder, Employee shall not, without the prior written consent of the Company, directly or indirectly, for himself or for others, individually, jointly or as a partner, stockholder (except as a holder or not more than five percent (5%) of the outstanding shares of a publicly-held corporation) employee, agent, consultant or otherwise,

     (a) for a period of two (2) years, work or perform any service for Efficient Market Services, Inc. (EMS), the A.C. Nielsen Company, The Dun & Bradstreet Corporation or any subsidiary or affiliate of any of the foregoing which is engaged in the marketing research business;

     (b) for a period of one (1) year, work or perform any service for, or engage in, any business which (i) solicits sales or contracts from customers of the Company or any of its divisions, groups, subsidiaries or affiliates and (ii) provides products or services which directly compete with products or services provided by the Company or any of its divisions, subsidiaries or affiliates.

     (c) for a period of two (2) years, induce or attempt to induce any employee or agent of the Company or any of its subsidiaries or affiliates to terminate his or her relationship or breach his or her agreements with the Company, or to perform work or services for Employee or for a competitor of the Company as described in subparagraph 4.0(a) or (b) above;

     (d) for a period of two (2) years, hire or attempt to hire, directly or indirectly, either on behalf of Employee or any entity having any affiliation with Employee, any employee or agent of the Company or any of its subsidiaries or affiliates; or

     (e) for a period of two (2) years, attempt in any manner to solicit from any customer of the Company, or any of its subsidiaries or affiliates, business of the type performed by the Company, or to persuade any customer of the Company, or any of its subsidiaries or affiliates to cease doing business or to reduce the amount of business which any such customer has customarily done or contemplates doing with the Company or any such subsidiary or affiliate, whether or not the

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          relationship between the Company or the subsidiary or affiliate or employee and such customer was originally established in whole or in part through Employee's efforts.

     4.1 Acknowledgements. Employee acknowledges that the restrictions set forth in this Article IV are (a) reasonable and necessary for the protection of the Company' interests, and (b) are entered into by him specially in consideration of the grant of stock options as described in paragraph 2.3 of this Agreement and of the loan described in paragraph 2.4 of this Agreement and other consideration payable to Employee pursuant to this Agreement. The Company acknowledges the June 28th Agreement signed by Employee and agrees not to take any action which will result in Employee breaching said agreement. The Company and Employee agree that Employee will not personally solicit any customer which he had called on or solicited on behalf of his previous employer for a period of six (6) months from the Effective Date.

     4.2 Enforceability. In the event that any portion of any of the restrictive covenants set forth in paragraph 4.0 above is found by a court of competent jurisdiction to be unreasonable, the parties agree that a lesser restriction, found to be reasonable, shall be enforceable against Employee.

                                   ARTICLE V

                   Confidentiality; Ideas and Improvements.

     5.0  Confidentiality; Ideas and Improvements.


     5.1 Confidentiality. The Company is engaged in various methods of doing business and processes, and utilizes programs, data, software and techniques which consist of or involve confidential business information. Such information has been or will be available to and used by Employee during the course of his employment as well as confidential client information including data disclosing the identity of clients of the Company, their particular needs, methods, data and other similar information. Employee agrees that so long as such information is confidential in fact and is not readily ascertainable by third parties through lawful means, he will not, during the period of employment and for a period of five years after employment ceases, disclose or use such confidential information, either directly or indirectly for the benefit of any person or entity other than the Company. Employee agrees to immediately return all programs, manuals, documents, records, and other information relating to the business of the Company, including materials prepared by Employee, to the Company on the termination of employment hereunder.

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     5.2  Ideas and Improvements.  Employee agrees to promptly disclose to the
Company all ideas, designs, improvements, creations, inventions, whether or not patentable or subject to other legal protection, which have significant relationship to the business of the Company or any affiliates of the Company, and which were developed or created by Employee at any place or time during the period of employment. Employee further agrees to take all steps and execute and deliver to the Company copyright or patent rights on matters suitable for such protection and otherwise cooperate to the extent within Employee's control to ensure the Company' use and enjoyment of such ideas and creations, provided that there is no obligation to assign an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company' actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

                                  ARTICLE VI

                           Miscellaneous Provisions

     6.0  Miscellaneous Provisions.

     6.1 Legal Remedies. Employee hereby acknowledges that the Company would suffer irreparable injury if the provisions of paragraphs 4, 5.1 or 5.2 above, which shall survive the termination of this Agreement, were breached and that the Company' remedies at law would be inadequate in the event of such breach. Accordingly, Employee hereby agrees that any such breach or threatened breach may, in addition to any other available remedies, be preliminarily enjoined by the Company without bond. In the event of litigation under this Agreement, each side shall pay its own attorneys' fees and expenses, except that if Employee is enjoined either preliminarily or permanently, after an evidentiary hearing, then Employee shall pay the attorneys' fees and expenses of the Company in connection with that evidentiary hearing and, similarly, if such evidentiary hearing results in a court refusing a preliminary or permanent injunction, then the Company shall pay Employee's attorneys' fees and expenses in connection with such hearing.

     6.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employee and the Company and each of their respective heirs, personal representatives, permitted assigns, and successors in interest, including, in the case of the Company, any company with which the Company may be merged or consolidated or to which all or substantially all of the Company' assets may be transferred. Except in the case of a merger, consolidation, sale of

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substantially all the assets of the Company (in which case the Company may assign this Agreement), this Agreement shall not be assignable by the Company or Employee without the express written consent of the other party. In the event of any merger or consolidation in which the Company is not the surviving entity, all unvested options then held by Employee shall become fully vested as of the effective date of such merger, consolidation or sale of substantially all the assets of the Company, all options shall be exercisable for a period of not less than three years from the closing date of such merger, consolidation or sale.

     6.3 Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State of Illinois.

     6.4 Notices. All notices required or permitted hereunder shall be given in writing, either delivered personally or by registered or certified mail, addressed to the Company at its principal office to the attention of the Corporate Secretary, or to Employee either at his residence address shown on the employment records of the Company or in care of the principal office of the Company. Notice delivered personally shall be deemed effectively given as of the time of personal delivery, and notice given by mail shall be deemed effectively given as of the date of such mailing.

     6.5 Entire Agreement; Amendments; Headings. This Agreement embodies the entire Agreement of the Company and Employee with respect to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be effective unless reduced to a written instrument executed by the Company and Employee. The headings of sections in this Agreement are for convenience only.

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     IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be duly executed as of the date first written above.

                                    INFORMATION RESOURCES,INC.

                                    BY: /s/ Magid Abraham
                                       ------------------------

                                    TITLE: President and Chief
                                           Operating Officer





                                    EMPLOYEE


                                      /s/George R. Garrick
                                     ---------------------------

                                    George R. Garrick

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